Exhibit 99.1

DRI Corporation Announces Record High Results for First Quarter 2008

DALLAS--(BUSINESS WIRE)--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that it posted first quarter 2008 net sales of $17.0 million, a record high for first quarter sales volume and an increase of 41.9 percent over net sales for the same period last year for continuing operations.

David L. Turney, Chairman, President, and Chief Executive Officer, said: “Our first quarter earnings of 6 cents per diluted common share outstanding also was a record high for the first quarter. For the same period last year, we posted a loss of 7 cents per share on continuing operations. Our current results reflect a continued upturn in performance. At the operational and market levels, contributing factors to this performance include widespread strong order trends, an increased backlog, and improved gross margins.”

Earlier today, the Company filed with the Securities and Exchange Commission (SEC) a Form 10-Q for the period ended March 31, 2008.

FIRST QUARTER RESULTS

For the period ended March 31, 2008, net sales increased by 41.9 percent to $17.0 million and the net profit to common shareholders was $648 thousand, or 6 cents per diluted share. This compares to sales of $12.0 million for continuing operations and a net loss of $846 thousand, or 8 cents per share, for the same period last year.

The Company had $6.8 million in working capital and $21.2 million in shareholders’ equity as of March 31, 2008. This compares to $5.7 million in working capital and $19.5 million in shareholders’ equity as of Dec. 31, 2007.

Basic weighted-average shares outstanding as of March 31, 2008, were 11.2 million, as compared to 10.2 million a year ago. Diluted weighted-average shares outstanding as of March 31, 2008, were 12.9 million.

OUTLOOK AND FY2008 GUIDANCE

“In second quarter 2008, we expect to exceed the revenues posted in the same period last year and in first quarter 2008. We also expect the period to be profitable, consistent with our fiscal year 2008 guidance of $68 million to $70 million in revenue and earnings per diluted share of 14 cents to 17 cents,” Mr. Turney said.

Looking at longer term trends and influences on DRI’s served market, Mr. Turney said that high U.S. gas prices are causing more people to rely upon public transit.

“The New York Times on May 10, 2008 reported that some U.S. cities with long-established public transit systems have seen ridership increases of 5 percent or more this year. The article also noted that U.S. ridership surges of 10 percent to 15 percent are occurring in the South and West where the driving culture is strongest and that in some cities there is standing room only on buses and rail vehicles. High U.S. gas prices, the need for better transportation services in countries with emerging economies and growing middle class populations, as well as global concerns about the environmental damage being caused by tail-pipe emissions, are combining to propel this market,” Mr. Turney said.

REFINANCING OF CURRENT DEBT

“We are currently working with Morgan Joseph, our investment banker, to secure a replacement credit facility for the Revolver that expires June 30, 2008. We have executed promising term sheets from various lenders and we expect to achieve a favorable outcome on or before the due date,” Mr. Turney said.

On April 30, 2008, the Company announced in a Form 8-K filing with the SEC that its $500,000 note payable to Laurus Master Fund, Ltd. was retired on April 28, 2008, using funds drawn from its $6 million revolving credit facility with Laurus.

CONFERENCE CALL INFORMATION

The Company’s senior management will discuss first quarter 2008 results, as well as the outlook for second quarter 2008, during an investors’ conference call on May 16, 2008, at 11 a.m. (Eastern).

To participate in the live call, dial one of the following telephone numbers at least five minutes prior to the start time: Domestic, (800) 853-3895; or International, (334) 323-7224. The conference passcode is “DRI.”

Telephone replay will be available through August 14, 2008, via the following telephone numbers: Domestic, (877) 656-8905; or International, (334) 323-9859. The replay pin number is 69266203.

To participate via webcast, go to http://viavid.net/dce.aspx?sid=00005156. The webcast will be archived until Aug. 14, 2008.

MARK YOUR CALENDAR

  The DRI Annual Meeting of Shareholders will take place June 3, 2008, at the Hilton Raleigh-Durham Airport at Research Triangle Park, located at 4810 Old Page Road in Research Triangle Park, N.C. Registration and continental breakfast will begin at 9:30 a.m. (Eastern) and the business meeting will begin at 10 a.m. (Eastern). Shareholders of record at the close of business on April 16, 2008, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.
  On or about August 14, 2008, the Company expects to file with the SEC a Form 10-Q for second quarter 2008.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues; expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates; anticipated increases in shareholder value; expected restructuring of our current debt obligations prior to the maturity of our current debt obligations; anticipated increases in public transit ridership; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that we may not have accurately forecasted the timing or amount of future revenues; that our expectations as to future business and revenue growth trends, future annualized run rates, and increases in shareholder value may not prove accurate over time; that we will be unable to restructure our debt obligations in a way that is compatible with our near-term growth plans and upon terms and conditions that are beneficial to the Company and that will permit us to repay our current debt obligations prior to their maturity; that our anticipated increases in public transit ridership may not occur; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)
(Unaudited)
	March 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$1,372	$729
Trade accounts receivable, net	14,107	11,919
Current portion of note receivable	86	86
Other receivables	652	465
Inventories	11,026	9,603
Prepaids and other current assets	661	495
Total current assets	27,904	23,297

Property and equipment, net	3,138	2,890
Long-term portion of note receivable	258	258
Goodwill	11,879	11,033
Intangible assets, net	1,131	1,097
Deferred tax assets, net	30	56
Other assets	158	283
Total assets	$44,498	$38,914

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$7,624	$6,043
Notes payable, net	500	500
Loans payable	564	391
Current portion of long-term debt	253	254
Current portion of foreign tax settlement	511	499
Accounts payable	7,219	6,246
Accrued expenses	4,440	3,681
Preferred stock dividends payable	20	18
Total current liabilities	21,131	17,632

Long-term debt and capital leases, long-term	8	14

Foreign tax settlement, long-term	975	1,043

Liability for uncertain tax positions	442	311

Minority interest in consolidated subsidiary	718	422

Commitments and contingencies

Shareholders' Equity
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 500 shares authorized; 80 and 85 shares issued and outstanding at March 31, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company at any time.	337	355
Series G Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 418 and 410 shares issued and outstanding at March 31, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company after five years from date of issuance.	1,808	1,768
Series H Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 60 and 59 shares issued and outstanding at March 31, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company after five years from date of issuance.	252	247
Series J Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 250 shares authorized; 90 shares issued and outstanding at March 31, 2008, and December 31, 2007; redeemable at the discretion of the Company at any time.	388	388
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 20,000 shares authorized; 166 and 172 shares issued and outstanding at March 31, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company at any time.	830	860
Common stock, $.10 par value, 25,000,000 shares authorized; 11,208,635 and
11,187,993 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively.	1,121	1,119
Additional paid-in capital	32,086	32,079
Accumulated other comprehensive income - foreign currency translation	5,574	4,570
Accumulated deficit	(21,172)	(21,894)
Total shareholders' equity	21,224	19,492
Total liabilities, minority interest and shareholders' equity	$44,498	$38,914

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Net sales	$17,025	$12,000
Cost of sales	10,993	8,323
Gross profit	6,032	3,677

Operating expenses
Selling, general and administrative	4,309	3,601
Research and development	287	332
Total operating expenses	4,596	3,933

Operating income (loss)	1,436	(256)

Other income	92	11
Foreign currency gain (loss)	163	(24)
Interest expense	(303)	(315)
Total other income and expense	(48)	(328)

Income (loss) from continuing operations before income tax expense	1,388	(584)

Income tax expense	(370)	(34)

Income (loss) from continuing operations before minority interest in (income) loss of consolidated subsidiary	1,018	(618)

Minority interest in (income) loss of consolidated subsidiary	(296)	25

Income (loss) from continuing operations	722	(593)
Loss from discontinued operations	-	(177)

Net income (loss)	722	(770)

Provision for preferred stock dividends	(74)	(76)

Net income (loss) applicable to common shareholders	$648	$(846)

Net income (loss) per share - basic
Continuing operations	$0.06	$(0.07)
Discontinued operations	$0.00	$(0.02)
Income (loss) per share applicable to common shareholders	$0.06	$(0.08)

Net income (loss) per share - diluted
Continuing operations	$0.06	$(0.07)
Discontinued operations	$0.00	$(0.02)
Income (loss) per share applicable to common shareholders	$0.06	$(0.08)

Weighted average number of common shares and common
share equivalent outstanding
Basic	11,197,563	10,173,578
Diluted	12,873,397	10,173,578

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: tbus@investorrelations.com